Exhibit 99.8

PRESS RELEASE

SuffolkFirst Bank

Announces Consummation of Reorganization

with First Bankshares, Inc.

Contact:	Darrell G. Swanigan, President & CEO

757-934-8200

dgs@suffolkfirstbanks.com

SUFFOLK, VA, August 15, 2008 [PRNewswire-First Call]/ — Darrell G. Swanigan, President and CEO of SuffolkFirst Bank (NASDAQ: SUFB), a $182 million locally owned community bank headquartered in Suffolk, Virginia, announced consummation of the reorganization of the Bank with First Bankshares, Inc. as a one-bank holding company for the Bank, effective August 15, 2008. He stated that as of August 15, shares of the Bank automatically represent shares of First Bankshares, Inc., and correspondence will be mailed to shareholders on or about August 21st regarding the reorganization and exchange of SuffolkFirst Bank stock certificates for First Bankshares, Inc. stock certificates. Mr. Swanigan said, “The reorganization with First Bankshares represents an important milestone which will enable us to more efficiently manage our capital and is the next step to enhance our community-oriented philosophy as we explore other financial related opportunities.”

Prior to the consummation of the reorganization, the Bank’s common stock was traded on the Nasdaq Capital Market under the ticker symbol “SUFB”. It is expected that the common stock of First Bankshares, Inc. will commence trading on Nasdaq under the same ticker symbol on Monday, August 18.

SuffolkFirst Bank (a Virginia chartered Federal Reserve member bank) opened for business January 27, 2003 and operates three full service offices in the city of Suffolk.